Exhibit 10.2
AMENDED AND RESTATED
EMPLOYMENT AGREEMENT
     This Employment Agreement (the “Agreement”) is made and entered into effective as of April 27, 2006 (the “Effective Date”), by and between T-3 Energy Services, Inc., a Delaware corporation (“Employer”), and Gus D. Halas (“Employee”).
     WHEREAS, Employer and Employee entered into that certain Employment Agreement dated May 1, 2003, as amended (the “Prior Agreement”); and
     WHEREAS, the parties hereto desire to amend and restate the Prior Agreement as set forth herein.
     NOW, THEREFORE, Employer and Employee hereby agree as follows:
     1. TERM. Employer hereby employs Employee, and Employee hereby accepts employment, on the terms and conditions hereinafter set forth. The term of Employee’s employment under this Agreement shall continue after the Effective Date and end on the second anniversary of the Effective Date, subject to termination as hereinafter provided (such period as it may be extended as described in this paragraph, being herein referred to as the “Term of Employment”). After the first anniversary of the Effective Date, the Employee’s Term of Employment hereunder shall be automatically renewed at the conclusion of each calendar month, so that at the beginning of each calendar month, the Term of Employment shall always be one year. Notwithstanding the foregoing, Employee’s employment hereunder may be sooner terminated as hereinafter provided, and if so terminated, the Term of Employment shall expire as of the effective date of such termination.
     2. DUTIES. Employee agrees to serve Employer as Chairman, President and Chief Executive Officer and in such other executive capacities as may be requested from time to time by the Board of Directors of Employer (the “Board of Directors”) or a duly authorized committee thereof, and Employee’s authority shall at all times remain subject to the authority of the Board of Directors. During the Term of Employment, Employee shall devote his full time and exclusive attention to, and use his best efforts to advance, the business and welfare of Employer. During the Term of Employment, Employee will not engage in any other employment or board activities for any direct or indirect remuneration without the prior written consent of the Board of Directors. Employer hereby consents to Employee’s service on the board of directors of Aquilex Services, Inc.
     3. CONFIDENTIAL INFORMATION, TRADE SECRETS AND COVENANT NOT TO COMPETE.
          3.1 CONFIDENTIAL TREATMENT FOR TRADE SECRETS. Employee hereby agrees that, during the Term of Employment and thereafter, he will not, without the written consent of Employer, disclose to any person, enterprise, entity or association or otherwise use or exploit for himself or others any of the proprietary or confidential information or knowledge of or regarding Employer or its subsidiaries, ventures or their shareholders (individually “Company” and collectively the “Companies”), or any of their businesses, properties or affairs obtained by him at any time prior to or subsequent to the execution of this

Agreement, except to the extent required by his performance of assigned duties for Employer, including without limitation: trade secrets; processes; inventions; engineering records or data; interpretive or analytical information or data; drilling logs; operating agreements and records; records of research; proposals; manuals; records or information; reports; methods; techniques; lists; memoranda; computer software; programming or records; or budgets or other financial information, regarding the Companies (collectively, “Trade Secrets”). This Section 3.1 shall not apply to information or technology which (a) was known to Employee or the public prior to disclosure to Employee in the course of his employment by Employer hereunder or prior hereto with a predecessor in interest to Employer; (b) becomes generally known to the public through no fault of Employee or others owing duties of trust or confidentiality to Employee, (c) is lawfully obtained by Employee from another source not under obligation to Employer or its affiliates regarding disclosure of such information or technology, or (d) is developed after the Term of Employment and independently by Employee without access to or reliance on the information or technology disclosed hereunder.
          3.2 RETURN OF TRADE SECRETS. Upon termination of his employment with Employer, Employee will deliver to the Companies all tangible displays and repositories of proprietary or confidential information or knowledge, including without limitation: Trade Secrets and other materials or records or writings of any other type (including any copies thereof) made, used or obtained by Employee in connection with his employment by Employer or its predecessor in interest prior to or subsequent to the execution of this Agreement; provided, however, Employee shall retain Employee’s proprietary management techniques that Employee has used prior to or after the Effective Date. Employee agrees that all inventions, improvements in any of the Companies’ methods of conducting their businesses or innovations (in each case, including, by way of expansion and not limitation, policies, procedures, products, improvements, software, ideas and discoveries, whether or not patentable or copyrightable) conceived or made by him during any time of his employment by Employer prior to or subsequent to the execution of this Agreement belong to the appropriate Company or Companies and to the extent Employee participated in the creation of the Trade Secrets he did so on a work for hire basis. Upon termination of his Employment with Employer, Employee shall promptly disclose such inventions, improvements or innovations to the Board of Directors and perform all actions reasonably requested by the Board of Directors to establish and confirm such ownership by the Companies and to protect the intellectual property of Employer contained therein or represented thereby.
          3.3 COVENANT NOT TO COMPETE. Employee hereby agrees that:
               3.3.1 during the Term of Employment and until the later of (i) the first anniversary of the date of the termination of Employee’s employment under this Agreement and (ii) such time as Employee no longer receives any payments pursuant to Section 4, 6, 7, or 8 hereof (and as a condition to Employee receiving any such payments), he will not, in association with or as an officer, principal, member, advisor, agent, partner, director, material stockholder, employee or consultant of any corporation (or sub-unit, in the case of a diversified business) or other enterprise, entity or association, work on the acquisition or development of any line of business, property or project in which the Companies are (1) then involved or (ii) have worked with or evaluated in the last year and which are still being pursued or evaluated by Employer; and

               3.3.2 during the Term of Employment and until the later of (i) the first anniversary of the date of the termination of Employee’s employment under this Agreement and (ii) such time as Employee no longer receives any payments pursuant to Section 4, 6, 7, or 8 hereof (and as a condition to Employee receiving any such payments), he will not solicit or induce any person who is or was employed by the Companies at any time during such term or period, excluding employees who may have left their employment by Employer more than 60 days prior to being hired or solicited for employment by Employee, (A) to interfere with the activities or businesses of any Company or (B) to discontinue his or her employment with the Companies, or employ any such person in a business or enterprise which competes with any of the Companies.
               3.3.3 Employee understands that the provisions of Section 3.3 hereof may limit his ability to earn a livelihood in a business similar to the business of Employer and the Companies but as an executive officer of Employer he nevertheless agrees and hereby acknowledges that (i) such provisions do not impose a greater restraint than is necessary to protect the goodwill or other business interests of Employer and the Companies; (ii) such provisions contain reasonable limitations as to time, geographic scope and scope of activity to be restrained; and (iii) the consideration provided hereunder, including without limitation, any amounts or benefits provided under Sections 7 and 8 hereof, is sufficient to compensate Employee for the restrictions contained in Section 3.3 hereof. In consideration of the foregoing and in light of Employee’s education, skills and abilities, Employee agrees that he will not assert that, and it should not be considered that, any provisions of Section 3.3 otherwise are void, voidable or unenforceable or should be voided or held unenforceable.
          3.4 EXECUTIVE NATURE OF EMPLOYMENT. Employee acknowledges and agrees that his duties with Employer are of an executive nature and that he is a member of Employer’s management group. Employee agrees that the remedy at law for any breach by him of any of the covenants and agreements set forth in this Section 3 will be inadequate and that in the event of any such breach, Employer may, in addition to the other remedies which may be available to it at law, obtain injunctive relief prohibiting Employee (together with all those persons associated with him) from the breach of such covenants and agreements.
          3.5 APPLICATION TO SUBSIDIARIES. For purposes of this Section 3 and of Section 2 hereof, the term “Employer” shall include Employer and any and all of Employer’s subsidiaries or ventures, or any affiliates of Employer (as such term is defined under the Securities Act of 1933), whether currently existing or hereafter formed. The affiliates of Employer are not intended to be construed as meaning other controlled affiliates of First Reserve Corporation.
          3.6 CONSIDERATION. Each of the covenants of this Section 3 are given by Employee as part of the consideration for this Agreement and as an inducement to Employer to enter into this Agreement and accept the obligations hereunder.
     4. BASE SALARY AND BENEFITS.
          4.1 BASE SALARY. From the Effective Date to the date of termination of the Term of Employment pursuant to the provisions of this Agreement (the “Termination Date”),

Employer shall pay Employee a salary at the rate of Four Hundred Fifty Thousand Dollars ($450,000) per annum payable in equal installments at least as frequently as monthly and subject to payroll deductions as may be necessary or customary in respect of Employer’s salaried employees in general. Such salary shall be subject to adjustment under the Employer’s periodic compensation review procedure which shall take into account such factors as job responsibilities, performance and cost of living considerations. In no event shall such salary be adjusted to less than the amount set forth above.
          4.2 ANNUAL BONUS. From the Effective Date through the Termination Date, Employee will be eligible for an annual bonus to be awarded, if at all, based on achievement of performance goals established annually by the Board of Directors or a committee thereof, in consultation with Employee, which goals will be established within the first ninety days of Employer’s fiscal year.
          4.3 RESTRICTED STOCK GRANT. Employer shall receive restricted stock grants of 100,000 shares pursuant to the restricted stock agreements to be delivered by Employer to Employee promptly after the execution and delivery of this Agreement.
          4.4 VACATIONS. During the Term of Employment, Employee shall be entitled to vacation of the greater of four weeks or the amount of time provided under the vacation policy of Employer applicable to employees of Employer generally, as amended from time to time.
          4.5 MEDICAL INSURANCE AND OTHER BENEFITS. During the Term of Employment, Employer shall furnish Employee with such medical and hospital insurance as is furnished to employees of Employer generally and Employee shall be entitled to participate in all other fringe benefit programs which are maintained by Employer and available to its executive officers generally, and under the same terms as Employer’s executive officers generally. Employee acknowledges that he shall have no vested rights under or in respect of his participation in any such program except as expressly provided under the terms thereof.
          4.6 AUTOMOBILE. Employer shall provide Employee with an automobile allowance in an amount of $1,000 per month (which includes appropriate gross-up calculations).
          4.7 DUES. Employer shall reimburse Employee for all dues and assessments paid by Employee to a country club, not to exceed Five Hundred Dollars ($500) per month, through the Termination Date; provided, however, that such country club (A) is located within the Houston, Texas metropolitan area, and (B) does not exclude persons from its membership or guests of members on the basis of race, gender, or religious beliefs.
          4.8 CHANGE OF CONTROL. Upon the occurrence of a change of control (as defined herein), the following shall occur: (A) Employer shall promptly pay to Employee an amount equal to two times Employee’s average annual base pay and bonus for the prior two fiscal years of employment, and (B) all stock options to purchase shares of Employer’s common stock and all restricted stock grants shall fully vest notwithstanding any vesting schedule based on the expiration of time contained in such stock option or restricted stock grant. A “change of control” shall mean the closing of a transaction or series of related transactions in which either

(A) more than 70% of the voting power of Employer, or (B) substantially all the assets of Employer, are transferred to parties that were not stockholders of Employer or an affiliate of such stockholder prior to such transaction or series of related transactions.
     5. EXPENSES. Employer will pay or reimburse Employee for such reasonable travel, entertainment, or other expenses as he may reasonably incur during the term of this Agreement in connection with the performance of his duties hereunder, but only to the extent that Employee shall furnish Employer with such evidence that such expenses were incurred as Employer may from time to time reasonably require or request.
     6. DEATH OR TOTAL DISABILITY OF EMPLOYEE. If Employee dies or becomes totally disabled during the Term of Employment, the Term of Employment shall automatically terminate and Employer’s obligation to compensate Employee under this Agreement shall in all respects cease, except that Employer shall pay Employee or Employee’s estate, within thirty (30) days of such death or disability, an amount equal to the base compensation and vacation benefits provided for under Section 4 hereof accrued and unpaid (“Accrued Compensation”) as of the time of such death or disability and Employee shall be entitled to such other benefits provided for under Section 4 hereof which have accrued and have not been forfeited as of the time of such death or disability when and if provided to be paid pursuant to the terms of any applicable Employer plans or programs, including without limitation the then-accrued portion of Employee’s annual bonus for the current year that is otherwise projected to be payable (based on current operating results) in the event Employee were to have remained employed through the normal payment date of such bonus (“Accrued Benefits”). For purposes of this Section 6, Employee shall reasonably be deemed “totally disabled” as of the time the Board of Directors shall find, on the basis of medical evidence satisfactory to the Board of Directors, that, as a result of a mental or physical condition, Employee is unable to perform his normal duties of employment hereunder or is prevented from engaging in the same level of performance as he engaged in prior to the onset of such condition, giving effect to any reasonable accommodations which can be made by Employer, and that such disability is likely to continue for a substantial period of time.
     7. TERMINATION FOR CAUSE. Employee’s employment under this Agreement may be terminated by Employer for “good cause.” Upon such termination, Employer’s obligation to compensate Employee under this Agreement shall in all respects cease, except that Employer shall pay Employee, within thirty (30) days of such termination, any Accrued Compensation as of the time of such termination, and Employee shall be entitled to any Accrued Benefits as of the time of such termination when and if provided to be paid by the applicable program or plan. The term “good cause” includes, but is not limited to any one or more of the following occurrences:
          7.1 Employee’s material breach of any of the covenants contained in this Agreement;
          7.2 Employee’s conviction by, or entry of a plea of guilty or nolo contendere in, a court of competent and final jurisdiction for any crime (excluding traffic violations and similar misdemeanors) involving moral turpitude or which is punishable by imprisonment in the jurisdiction involved;

          7.3 Employee’s commission of an act of fraud, whether prior or subsequent to the date hereof upon Employer or the Companies or any of their subsidiaries, ventures or affiliates;
          7.4 Employee’s willful failure or refusal to perform his duties as required by this Agreement, provided that, the termination of Employee’s employment pursuant to this Section 7.4 shall not constitute valid termination for good cause unless Employee shall first have received written notice from the Board of Directors stating with specificity the nature of such willful failure or refusal in the performance of duties and affording Employee at least fifteen (15) days to correct the act or omission complained of;
          7.5 Gross negligence, theft of Employer’s property, material violation by Employee of any duty of loyalty to Employer or any other material misconduct on the part of Employee; or
          7.6 Material violation of any employee policy, in effect at that time, including, without limitation, the receipt of any kick-back or side payment from any customer, service provider, supplier or vendor.
     Notwithstanding the foregoing, and except as provided below, termination of Employee’s employment by resignation shall be deemed a termination for good cause and shall be effective as of the effective date of such resignation, but acceptance of such resignation by Employer shall not be deemed a waiver of any right of Employer or the Companies under this Agreement. If Employee (i) through action of the Employer (A) ceases to hold the title of Chairman, President or Chief Executive Officer, (B) ceases to report directly to the Board of Directors of the Company, (C) experiences a circumstance in which any significant business function of Employer for which Employee has primary responsibility becomes the responsibility of any individual who does not report directly or indirectly to Employee, or (D) has been transferred to any place other than the Houston, Texas metropolitan area (unless such cessation or transfer is the result of events which would otherwise entitle Employer to terminate Employee for good cause under this Section 7), and (ii) resigns from Employer within 60 days of such event, then Employee’s resignation under such circumstances shall be deemed a termination other than for good cause and have the effect set forth in Section 8 below (herein, a “Constructive Termination”). For purposes of clarification, if Employer delegates to any individual responsibility for any significant business function, which prior to such delegation, was the direct responsibility of Employee, such delegation shall not be a Constructive Termination so long as such delegate continues to report directly or indirectly to Employee. In addition, and notwithstanding anything in this Section 7.6 to the contrary, neither of the following shall be deemed a Constructive Termination: (i) any reporting directly to the Board of Directors of Employer or a committee thereof by the Employer’s chief financial officer, chief legal officer or other employees that is either customary or required by applicable law, or (ii) any activities by, or delegation of responsibility to, the Chairman of the Board.

     8. OTHER TERMINATION. Employer may terminate Employee’s employment hereunder at any time for any reason other than those referred to above as good cause or for no reason at all, and Employer’s obligation to compensate Employee under this Agreement shall in all respects cease upon such termination, except that (a) Employer shall pay Employee, within thirty (30) days of such termination, (i) any Accrued Compensation as of the time of such termination and (ii) the amount equal to the unvested portion of employer contributions credited to Employee’s account under Employer’s 401(k) plan determined as of Employee’s actual date of termination that will be forfeited as a result of such termination, (b) Employee shall be entitled to any Accrued Benefits as of the time of such termination when and if provided to be paid by the applicable program or plan; (c) Employer shall pay Employee an amount equal to two times Employee’s average base pay and bonus for the prior two fiscal years of employment; provided, however, in the event Employer makes or has made the payment described in Section 4.8 hereof, Employee shall not be entitled to the severance payment described in this subsection (c); and (d) all stock options to purchase shares of Employer’s common stock and all restricted stock grants shall fully vest notwithstanding any vesting schedule based on the expiration of time contained in such stock option or restricted stock grant. Except as may be required by state or federal law, Employee shall not be entitled to any other compensation or benefits whatsoever if Employee’s employment is terminated pursuant to this paragraph.
     9. RELEASE AND SATISFACTION.
          9.1 Unless precluded by state or federal law, with respect to Employee, his heirs, executors, legal representatives, successors and assigns, each payment by Employer of the amounts and benefits provided under Sections 6, 7 or 8 hereof shall release, relinquish and forever discharge Employer and any director, officer, employee, shareholder, agent or affiliate of Employer of and from any and all claims, damages, losses, costs, expenses, liabilities or obligations, whether known or unknown which relate to facts or events occurring prior to each payment under Sections 6, 7 or 8 (other than any such claims, damages, losses, costs, expenses, liabilities or obligations arising prior to the termination of Employee’s employment and (i) covered by any written indemnification arrangement of Employer with respect to Employee, (ii) arising under any written employee benefit plan or arrangement whether or not tax-qualified covering Employee or (iii) constituting a statutory right that is not waivable by a party to this Agreement), which Employee has incurred or suffered or may incur or suffer as a result of Employee’s employment by Employer or the termination of such employment.
          9.2 Any termination of Employee’s employment and any expiration of the Terms of Employment under this Agreement shall not affect the continuing operation and effect of Section 3 hereof or this Section 9, which shall continue in full force and effect with respect to Employer and Employee and their respective heirs, executors, personal representatives, successors or permitted assigns. Nothing in Section 9 hereof shall be deemed to operate or shall operate as a release, settlement or discharge of any liability of Employee to Employer or others from any act or omission by Employee enumerated in Section 7 hereof as a possible basis for termination of Employee’s employment for good cause.

     10. MISCELLANEOUS.
          10.1 KEY MAN INSURANCE. Employee recognizes and acknowledges that Employer or its affiliates may (but shall not be obligated to) seek and purchase one or more policies providing key man life insurance with respect to Employee, the proceeds of which would be payable to Employer or such affiliate. Employee hereby consents to Employer’s or its affiliate’s seeking and purchasing such insurance and will provide such information, undergo such medical examinations, execute such documents, and otherwise take any and all actions necessary or desirable in order for Employer or its affiliates to seek, purchase and maintain in full force and effect such policy or policies.
          10.2 SEVERABILITY. If any of the provisions of this Agreement shall otherwise contravene or be invalid under the laws of any state or other jurisdiction where it is applicable but for such contravention or invalidity, such contravention or invalidity shall not invalidate all of the provisions of this Agreement, but rather this Agreement shall be reformed and construed, insofar as the laws of that state or jurisdiction are concerned, as not containing the provision or provisions, but only to the extent that they are contravening or are invalid under the laws of that state or jurisdiction, and the rights and obligations created hereby shall be reformed and construed and enforced accordingly.
          10.3 MODIFICATION AND WAIVER OF BREACH. No waiver or modification of this Agreement shall be binding unless it is in writing signed by the parties hereto. No waiver of a breach hereof shall be deemed to constitute a waiver of a future breach, whether of a similar or dissimilar nature.
          10.4 ASSIGNMENT. The rights and obligations of Employer under this Agreement may, without the consent of Employee, be assigned by Employer, in its sole discretion, to any subsidiary, venture or affiliate of Employer, provided that Employee continues to have executive level responsibilities and will not be required to relocate.
          10.5 NOTICES. Except as otherwise required by law, any notice, consent, request, instruction, approval and other communication provided for herein shall be in writing and shall be deemed validly given, made or served (i) on the date on which it is delivered personally with receipt acknowledged, (ii) five business days after it shall have been sent by registered or certified mail (receipt requested and postage prepaid), (iii) one business day after it is sent by overnight courier (charges prepaid) or (iv) on the same business day when sent before 5:00 p.m., recipient’s time, and on the next business day when sent after 5:00 p.m., recipient’s time, by telex or telecopier, transmission confirmed and charges prepaid:
               10.5.1 if to Employer, addressed to:
T-3 Energy Services, Inc.
Attention: Chief Financial Officer
Telephone: (713) 437-5187
Telecopier: (713) 224-0771

With a copy to:
First Reserve Corporation
One Lafayette Place
Greenwich, Connecticut 06830
Attention: Thomas R. Denison
Telephone: (203) 661-6601
Telecopier: (203) 661-6729
               10.5.2 if to Employee, addressed to him at his then current address or number, as indicated in the books and records of the Company; or to such other address as shall be furnished in writing by any party to the others.
          10.6 COUNTERPARTS. This instrument may be executed in one or more identical counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement.
          10.7 CONSTRUCTION OF AGREEMENT. This Agreement shall be construed in accordance with and governed by, the laws of the State of Delaware without giving effect to the conflict of law rules thereof’.
          10.8 MERGER; COMPLETE AGREEMENT. This Agreement, and the exhibit hereto and other documents executed contemporaneously herewith, contain the entire agreement between the parties hereto with respect to the transactions contemplated by this Agreement and supersedes all previous oral and written and all contemporaneous oral negotiations or commitments and other understandings.
          10.9 NON-TRANSFERABILITY OF INTEREST. None of the rights of Employee to receive any form of compensation payable pursuant to this Agreement shall be assignable or otherwise transferable except through a testamentary disposition or by the laws of descent and distribution upon the death of Employee. Any attempted assignment, transfer, conveyance, or other disposition (other than as aforesaid) of any interest in the rights of Employee to receive any form of compensation to be made by Employer pursuant to this Agreement shall be void.
          10.10 LEGAL FEES. If any legal action, arbitration or other proceeding is brought for the enforcement of this Agreement, or because of any alleged dispute, breach, default or misrepresentation in connection with this Agreement, the successful or prevailing party shall be entitled to recover such reasonable attorneys’ fees and other costs it incurred in that action or proceeding, in addition to any other relief to which it may be entitled.
          10.11 SUBMISSION TO JURISDICTION. Each of the parties hereto irrevocably consents that any legal action or proceeding against it or any of its property with respect to this agreement or any other agreement executed in connection herewith may be brought in any court of the State of Delaware, any Federal court of the United States of America located in the State of Delaware, or both, and by the execution and delivery of this Agreement each party hereto hereby accepts with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts.

          10.12 ARBITRATION. Any controversy, dispute, or claim arising out of, in connection with, or in relation to, the interpretation, performance or breach of this Agreement, including, without limitation, the validity, scope, and enforceability of this section, may at the election of Employer or Employee be solely and finally settled by arbitration conducted in Texas, by and in accordance with the then existing rules for commercial arbitration of the American Arbitration Association, or any successor organization. Judgment upon any award rendered by the arbitrator(s) may be entered by the State or Federal Court having jurisdiction thereof. Any of the parties may demand arbitration by written notice to the other and to the American Arbitration Association (“Demand for Arbitration”). Any Demand for Arbitration pursuant to this section shall be made within 180 days from the date that the dispute upon which the demand is based arose. The parties intend that this agreement to arbitrate be valid, enforceable and irrevocable.
[Signature Page to Follow]

     IN WITNESS WHEREOF, the undersigned have executed this Agreement on the day and year first above written.

EMPLOYEE:		EMPLOYER:

Gus D. Halas		T-3 Energy Services, Inc. a Delaware corporation

By:	/s/ Gus D. Halas	By:	/s/ Michael T. Mino

Name:	Gus D. Halas	Name:	Michael T. Mino
Title:	Chairman, President & C.E.O.	Title:	VP — CFO

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